Exhibit 99.3

THIRD QUARTER OF FISCAL 2021

INVESTOR QUESTIONS & ANSWERS

Published June 8, 2021

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

•

Record net sales for the third quarter were $3.46 billion, an increase of 105.7% as compared to the third quarter of the prior year. Third-quarter results include $2.50 billion in North American RV net sales and $894.2 million in European RV net sales.

•	Consolidated gross profit margin for the third quarter was 14.6%, a 240-basis point improvement over the prior-year period.

•	Record earnings per share for the third quarter were $3.29 per diluted share, an increase of 665.1% as compared to $0.43 per diluted share in the same period of the prior year.

•	Consolidated RV backlog as of April 30, 2021 was $14.32 billion, an increase of nearly 550% over RV backlog as of April 30, 2020.

•	Senior Secured Term Loan B facility was repriced, and the Company expects to reduce cash interest expense by approximately $13 million on an annualized basis.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A	3
Drivers of Demand	3
Operations Update	4
Supply Chain and Price Increases	5
Financial Operating Results	6

Segment Data
Summary of Key Quarterly Segment Data - North American Towable RVs	7
Summary of Key Quarterly Segment Data - North American Motorized RVs	8
Summary of Key Quarterly Segment Data - European RVs	9

Forward-Looking Statements	10

Current Market Conditions and Outlook Assumptions

•

Market conditions in North America. Demand in the market remains very high, such that our recent deliveries to dealers are being sold at retail very quickly and are therefore not increasing dealer inventory levels. Currently, independent RV dealer inventories are at historically low levels in North America and we believe the restocking cycle will take a number of quarters to complete. In the longer-term, which we define as late calendar 2022 and beyond, we expect to get back to a more normal ordering cycle where dealers order to replenish sold stock, and we anticipate that demand will continue to exceed historical norms even after dealer inventories are restocked.

RVIA recently issued its updated forecast for calendar year 2021 wholesale unit shipments. RVIA now estimates total North American shipments in calendar year 2021 will likely be approximately 576,100 units. Towable RV shipments are anticipated to reach 520,400 units, while motorized shipments are projected to reach 55,700 units in calendar year 2021.

•

Market conditions in Europe. Demand in the market remains strong. Total retail registrations in Europe for the first calendar quarter of 2021 increased 20% compared to the same time period in 2020. Caravan registrations in Europe for the first calendar quarter of 2021 decreased 5% compared to the same time period in 2020. Motorcaravan retail registrations in Europe for the first calendar quarter of 2021 increased 33% compared to the same time period in 2020. The increase in retail registrations was realized despite the impact of COVID restrictions which, at various times in various regions, created significant impediments to our dealers and retail customers.

Independent RV dealer inventory levels of our European RV products are generally below prior-year levels in the various countries we serve. Within Germany, which accounts for approximately 60% of our European product sales, dealer inventories are significantly below normal stocking levels.

•	Order backlogs for both North America and Europe are at all-time record levels.

North American RV backlog was $10.98 billion as of April 30, 2021, an increase of 681.0% compared to $1.41 billion as of April 30, 2020.

Europe RV backlog was $3.34 billion as of April 30, 2021, an increase of 316.2% compared to $803.5 million as of April 30, 2020.

•	Supply chain constraints in North America and Europe.

While our supply chain was resilient enough to support us as we set a record quarter for sales and production, it continues to be a constraint upon our ability to satisfy the growing demand for our products and is currently limiting our ability to further ramp up production to meet increased demand. We have successfully managed supply chain limitations in the past, and we will continue to manage through the issues by working closely with our suppliers as we continue to implement various supply chain strategies to minimize these constraints.

•

Optimistic Independent RV dealer outlook in North America and Europe. Independent dealer optimism remains high in North America and Europe for both the near and long term. Many dealers, particularly larger dealers in North America, continue to invest heavily in their businesses through acquisitions, new or expanded locations, added service facilities and other amenities to serve RV consumers now and for years to come.

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Positive near-term and long-term RV industry outlook in both North America and Europe. Our confident outlook is supported by favorable demographics, strong RV retail sales, favorable perception of RVing as promoting a safe, socially distanced and healthy lifestyle and adequate current availability of RV dealer and consumer credit at historically low rates in both North America and Europe. In addition, local, state and federal governments are investing in improving and expanding outdoor recreation spaces.

Q&A

DRIVERS OF DEMAND

1.	What evidence is available that supports the long-term growth for the RV industry in North America?

a.	There are a number of recently published reports and studies that speak to favorable trends for the near- and long-term future of the RV industry.

According to the 2021 North American Camping Report sponsored by Kampgrounds of America, Inc.

•	10.1 million new households camped in 2020 and an additional 4.3 million new households are estimated to try camping in 2021 for the first time
•	Campers are more diverse than ever… 60% of first-time campers in 2020 are from non-white groups, the highest rate since the inception of the KOA report
•	We have observed a historical correlation between campers and eventual RV owners, and fifty-eight percent (58%) of new campers in 2020 are interested in RVing
•	More than one-third (35%) of campers who are not RV owners indicate that they would like to purchase an RV in 2021, up substantially from the prior year's report (23%)

According to the 2020 RV Owner Demographic Profile Study, sponsored by Go RVing

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Sixty-eight percent (68%) of current RV Owners plan to repurchase another vehicle in the next five years, with intent rising to 85% when excluding those leaving the industry for non-preventable reasons (e.g., health, age, etc.)

•	Sixty-nine percent (69%) of current RV Owners who plan to purchase again in the future indicate they will purchase a new RV
•	Forty-seven percent (47%) of former RV Owners surveyed indicated a desire to return to the lifestyle within the next five years

According to THOR Industries' 2020 U.S. Rental Survey

•	Seventy-three percent (73%) of surveyed renters indicated they would likely purchase an RV, and of those likely to make a purchase, 66% report they are most likely to buy within the next 6-11 months

2.	Backlog value is now at an all-time high of $14 billion. How confident are you in the backlog?

a.

We are very comfortable with the backlog. The backlog represents the strong demand environment supported by the fact that although we produced and shipped more units this quarter, dealers are selling product quickly and their inventories are low.

Dealers will need to eventually replenish their inventory to more normalized levels, and since a significant number of units in our backlog have already been retail sold, we expect this restocking cycle will extend well into calendar 2022.

In addition to our order backlog from existing dealers, we have numerous new dealers who want to sell THOR Industries products and an even larger list of current dealers who want to pick up additional THOR Industries products once our existing dealer needs are met.

3.	How do used RV sales impact RV wholesale sales? Do you think the increase in new units being sold will lead to an overabundance of used units in the market space in the near future?

a.

We have consistently viewed a healthy used RV market as complementary to the new RV market. Generally, much of a dealer’s used RV inventory is a result of a trade-in for a new unit. In addition, adding used-RV buyers to the pipeline is potentially beneficial as it may add another RV buyer to the historical trade-in, trade-up 3-to-5 year cycle, so we anticipate that many used RV buyers will purchase a new unit sometime in the future.

Due to the high interest in the RV lifestyle, which was growing even before the pandemic and has accelerated since then, we do not believe the new units being sold today will result in an overabundance of used units in the near future.

Lastly, used inventory is currently very limited, and we believe any change in used inventory in the marketspace would not materially impact our sales, as dealers are in need of inventory - both new and used.

OPERATIONS UPDATE

1.	Can you comment on THOR Industries’ North American retail market share and wholesale shipment share trends?

a.

Motorized segment. According to the most recently published statistics from Stat Surveys, we achieved year-over-year retail market share gains in Class A, Class B and Class C product categories in the first calendar quarter. Excluding Tiffin, we still achieved year-over-year retail market share gains across each of these product categories in the first calendar quarter.

Of note, we saw significant retail share gains within the Class B segment, which is the fastest growing segment of the RV market. Our Class B market share grew to 21.4% in the first calendar quarter ended March 31, 2021 from 13.8% in the first quarter of calendar year 2020.

Towable segment. According to the most recently published statistics from Stat Surveys, our North American Towable retail market share was 39.7% in the first calendar quarter ended March 31, 2021, down slightly compared to 40.9% in the first calendar quarter of 2020, but our market share trended positively from 38.9% in the fourth calendar quarter of 2020.

Our Towable segment wholesale shipment share has increased since the pandemic commenced, increasing to 43.4% in the third quarter of fiscal 2021, as compared to 42.3% in the third quarter of fiscal 2020 and 42.0% in the second quarter of fiscal 2021.

THOR Industries will continue to focus on stabilizing and growing market share by pursuing a balanced approach focused on growth in market share and profitability. We are pursuing these objectives through increased production capacity and throughput, product offerings focused on the needs and desires of end consumers and continued operational excellence.

2.	What drove the improved performance from THOR Industries’ European segment?

a.

We delivered a record quarter for European net sales and production volumes in the third quarter of fiscal 2021. We built, and shipped more product than ever, but demand still exceeded supply as evidenced by a record backlog for EHG of $3.34 billion as of April 30, 2021.

Also, the European RV retail market continues to experience year-over-year double-digit growth. The latest European Caravan Federation ("ECF") registration data (through March 31, 2021) shows:

•	In Europe, year-to-date through March, retail registrations have increased 19.7% in the calendar year 2021 versus 2020.
•

Germany, THOR Industries’ biggest market, has been the strongest performing country. ECF reported that newly registered units for the first calendar quarter of 2021 set a new record even as the German tax incentive program, which lowered the VAT from 19% to 16%, expired on December 31, 2020. Year-to-date through March, retail registrations have increased 12.6% in the calendar year 2021 versus 2020.

•

In France, THOR Industries’ second largest market, the ECF reported that retail registrations have gone up by 53.6% in the first calendar quarter of 2021 versus 2020, driven by the recovery from the COVID-19 pandemic and loosening of restrictions.

•	The UK continues to be more heavily impacted by the combination of COVID and Brexit.

SUPPLY CHAIN AND PRICE INCREASES

1.	What is the current state of your supply chain?

a.

In fiscal 2021, we were able to achieve record revenues and production, even though we have experienced various supply chain constraints and disruptions in both North America and Europe. Recently, we have been alerted by a number of our North American and European chassis suppliers that shortages of key components required for the manufacture of chassis, particularly semiconductor chips, may limit their production of chassis. As a result, our production and sales of motorized RVs in both North America and Europe may be impacted, particularly in the near term.

THOR Industries is working closely with our suppliers to manage through these short-term interruptions as efficiently as possible, however, the number of THOR Industries units shipped in calendar 2021 will be impacted by the ongoing global supply chain issues and our ability to manage through them.

2.	Are you experiencing increased material costs, and if so, will you be able to offset it?

a.

We have seen material cost pressures as a result of higher commodity prices, higher transportation costs and ongoing supply chain constraints. These cost pressures were reflected in our third quarter gross margins, and we expect these costs to remain elevated in the near term. When necessary, we have instituted price adjustments to mitigate cost pressures. There can be a lag in timing between cost increases and our ability to pass through price adjustments, but we expect to be price-cost neutral over time.

FINANCIAL OPERATING RESULTS

1.	What were the drivers of THOR Industries’ consolidated gross profit margin for the third quarter of fiscal 2021 compared to the prior year period?

a.

Consolidated gross profit margin increased 240 basis points to 14.6% for the third quarter of fiscal 2021, compared to 12.2% in the corresponding period a year ago. The increase in the consolidated gross profit percentage was primarily due to the impact of the increase in net sales in the current-year period compared to the prior-year period. The continued benefit from reduced sales discounts were generally offset by an increase in material, labor and warranty costs. However, our overhead costs decreased on a per unit basis due to the increase in net sales.

2.	What was your tax rate for the quarter? What is the tax rate outlook going forward?

a.

The Company’s effective income tax rate for the third quarter of fiscal 2021 was 21.5%. The Company estimates its effective income tax rate for fiscal 2021 will be between 20% and 23% before consideration of any discrete tax items. The full year 2020 effective tax rate was 18.9%. The actual effective income tax rate for fiscal 2021 will depend upon the mix of foreign and domestic pretax earnings and is subject to the impact of foreign currency exchange rates.

3.	What was THOR Industries’ adjusted EBITDA for the third quarter and year-to-date for both fiscal 2021 and 2020?

a.

Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for non-cash or non-routine items to be useful. Below are some items within our financial statements that might be helpful in considering this question:

	Three Months Ended April 30, 2021	Nine Months Ended April 30, 2021
Income Before Income Taxes (1)	$232.7 million	$543.0 million
Depreciation & Amortization (2)	58.7 million	169.6 million
Net Interest Expense (1)	26.7 million	74.6 million
Inventory Step-Up Impact on Gross Profit (5)	—	4.3 million
Stock-Based Compensation Expense (3)	8.4 million	21.4 million
Change in LIFO Reserve (4)	5.3 million	8.5 million

	Three Months Ended April 30, 2020	Nine Months Ended April 30, 2020
Income Before Income Taxes (1)	$21.2 million	$124.7 million
Depreciation & Amortization (2)	45.5 million	144.6 million
Impairment Charges (1)	—	10.1 million
Net Interest Expense (1)	26.0 million	79.3 million
Stock-Based Compensation Expense (3)	4.4 million	14.4 million
Change in LIFO Reserve (4)	0.5 million	1.0 million

(1) From the Income Statement	(2) From the Business Segments footnote	(5) From the Segment Information section of MD&A
(3) From the Statement of Cash Flows	(4) From the Inventories footnote

Summary of Key Quarterly Segment Data – North American Towable RVs

Dollar figures are in thousands

NET SALES:	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	% Change
North American Towables
Travel Trailers and Other	$1,060,058	$455,434	132.8%
Fifth Wheels	666,044	317,957	109.5%
Total North American Towables	$1,726,102	$773,391	123.2%

# OF UNITS:	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	% Change
North American Towables
Travel Trailers and Other	47,143	21,518	119.1%
Fifth Wheels	13,004	6,715	93.7%
Total North American Towables	60,147	28,233	113.0%

ORDER BACKLOG	As of April 30, 2021	As of April 30, 2020	% Change
North American Towables	$7,429,729	$857,866	766.1%

TOWABLE RV MARKET SHARE SUMMARY (1)(2)	Calendar Quarter Ended March 31,
	2021	2020
U.S. Market	39.4%	40.5%
Canadian Market	45.4%	48.5%
Combined North American Market	39.7%	40.9%

(1) Source: Statistical Surveys, Inc. Calendar quarters ended March 31, 2021 and 2020.

(2) 2021 period includes Tiffin Group registrations.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollar figures are in thousands

NET SALES:	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	% Change
North American Motorized
Class A	$323,547	$96,849	234.1%
Class C	342,425	144,826	136.4%
Class B	109,421	22,362	389.3%
Total North American Motorized	$775,393	$264,037	193.7%

# OF UNITS:	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	% Change
North American Motorized
Class A	2,059	795	159.0%
Class C	3,983	1,910	108.5%
Class B	1,120	180	522.2%
Total North American Motorized	7,162	2,885	148.2%

ORDER BACKLOG	As of April 30, 2021	As of April 30, 2020	% Change
North American Motorized	$3,550,286	$547,952	547.9%

MOTORIZED RV MARKET SHARE SUMMARY (1)(2)	Calendar Quarter Ended March 31,
	2021	2020
U.S. Market	49.0%	38.0%
Canadian Market	45.8%	43.9%
Combined North American Market	48.9%	38.2%

(1) Source: Statistical Surveys, Inc. Calendar quarters ended March 31, 2021 and 2020.

(2) 2021 period includes Tiffin Group registrations.

Our North American market share includes 6.7% attributable to Tiffin Group for the three months ended March 31, 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

Summary of Key Quarterly Segment Data – European RVs

Dollar figures are in thousands

NET SALES:	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	% Change
European
Motorcaravan	$489,702	$380,023	28.9%
Campervan	236,988	104,486	126.8%
Caravan	84,074	65,790	27.8%
Other	83,476	65,044	28.3%
Total European	$894,240	$615,343	45.3%

# OF UNITS:	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	% Change
European
Motorcaravan	8,177	6,905	18.4%
Campervan	6,306	3,320	89.9%
Caravan	3,805	3,443	10.5%
Total European	18,288	13,668	33.8%

ORDER BACKLOG	As of April 30, 2021	As of April 30, 2020	% Change
European	$3,344,033	$803,522	316.2%

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Quarter Ended March 31,
	2021	2020
Motorcaravan and Campervan (2)	23.2%	23.5%
Caravan	16.2%	19.6%

(1) Source: European Caravan Federation ("ECF"), CYTD March 31, 2021 and 2020. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The ECF reports motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business and which may have a negative impact on our consolidated results of operations, financial position, cash flows and liquidity; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2021 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.